                        THERMAL ENERGY SERVICES AGREEMENT

                                     Between

                               MARINA ENERGY, LLC

                                       And

                        RESORTS INTERNATIONAL HOTEL, INC.


                            Dated as of June 16, 2002

                                TABLE OF CONTENTS

1.       DEFINITIONS............................................................................................  -1-
         1.1      "AAA".........................................................................................  -1-
         1.2      "Act".........................................................................................  -1-
         1.3      "Agreement"...................................................................................  -1-
         1.4      "Approved Plans"..............................................................................  -1-
         1.5      "Billing Month"...............................................................................  -1-
         1.6      "Change Order"................................................................................  -1-
         1.7      "Construction Schedule".......................................................................  -1-
         1.8      "Contractual Obligation"......................................................................  -2-
         1.9      "Defect"......................................................................................  -2-
         1.10     "Demand for Arbitration"......................................................................  -2-
         1.11     "Design Documents"............................................................................  -2-
         1.12     "Effective Date"..............................................................................  -2-
         1.13     "Energy Charges"..............................................................................  -2-
         1.14     "Excused Delay"...............................................................................  -2-
         1.15     "Expansion Option"............................................................................  -2-
         1.16     "Final Completion"............................................................................  -2-
         1.17     "Force Majeure"...............................................................................  -2-
         1.18     "Gaming Regulators"...........................................................................  -2-
         1.19     "Governmental Authority"......................................................................  -2-
         1.20     "Hazardous Materials".........................................................................  -2-
         1.21     "Improvement Completion Date".................................................................  -3-
         1.22     "Initial Term"................................................................................  -3-
         1.23     "Interruption"................................................................................  -3-
         1.24     "Lender"......................................................................................  -3-
         1.25     "Marina"......................................................................................  -3-
         1.26     "Metering Equipment"..........................................................................  -3-
         1.27     "mmbtu".......................................................................................  -3-
         1.28     "Performance Failure Day".....................................................................  -3-
         1.29     "Phase II Improvements".......................................................................  -3-
         1.30     "Points of Delivery"..........................................................................  -3-
         1.31     "Points of Return"............................................................................  -3-
         1.32     "Production Facilities".......................................................................  -3-
         1.33     "Renewal Term"................................................................................  -3-
         1.34     "Resorts".....................................................................................  -3-
         1.35     "Resorts' Act or Omission"....................................................................  -3-
         1.36     "Resorts Collateral Assignment". .............................................................  -3-
         1.37     "Resorts' Lender".............................................................................  -3-
         1.38     "Scope of Work"...............................................................................  -3-
         1.39     "Service Commencement Date"..................................................................   -4-
         1.40     "Services". ..................................................................................  -4-
         1.41     "Site". ......................................................................................  -4-
         1.42     "Stipulated Value". ..........................................................................  -4-
         1.43     "Term". ......................................................................................  -4-
         1.44     "Termination Payment". .......................................................................  -4-
         1.45     "Temporary Loss Mitigation Plan". ............................................................  -4-
         1.46     "Thermal Energy". ............................................................................  -4-
         1.47     "Thermal Energy Production Facilities". ......................................................  -4-

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
         1.48     "Thermal Energy Production Facilities Improvements" or "Improvements". .......................  -4-
         1.49     "Thermal Energy Requirements".................................................................  -4-
         1.50     "Thermal Energy Standards". ..................................................................  -4-
         1.51     "Thermal Energy Usage Charges". ..............................................................  -4-
         1.52     "Third Arbitrator". ..........................................................................  -4-
         1.53     "Tools". .....................................................................................  -4-
         1.54     "Ton Hour". ..................................................................................  -4-

2.       TERM AND TERMINATION OF AGREEMENT. ....................................................................  -5-
         2.1      Term. ........................................................................................  -5-
         2.2      Renewal Terms. ...............................................................................  -5-
         2.3      Service Commencement Date. ...................................................................  -5-

3.       LICENSE AGREEMENT. ....................................................................................  -5-
         3.1      Grant of Licenses. ...........................................................................  -5-
         3.2      Consideration for Licenses. ..................................................................  -5-
         3.3      Rights of Resorts Before the Service Commencement Date. ......................................  -5-
         3.4      Rights of Resorts After the Service Commencement Date. .......................................  -5-
         3.5      Rights of Marina. ............................................................................  -6-

4.       EASEMENTS. ............................................................................................  -6-

5.       PRODUCTION FACILITIES, IMPROVEMENTS AND RELATED REQUIREMENTS. .........................................  -6-
         5.1      Thermal  Energy Production  Facilities. ......................................................  -6-
         5.2      Thermal  Energy  Production  Facilities Improvements. ........................................  -6-
         5.3      Production Facility Operation. ...............................................................  -6-
         5.4      Maintenance, Repair and Replacement. .........................................................  -7-
         5.5      Communications. ..............................................................................  -7-
         5.6      Environmental Compliance. ....................................................................  -7-
         5.7      Facility Ownership. ..........................................................................  -8-
         5.8      Subordination. ...............................................................................  -8-
         5.9      Resorts' Gas and Fuel Oil Requirements. ......................................................  -8-
         5.10     Resorts'  Electric  Requirements. ............................................................  -9-
         5.11     Resorts' Water and Sewer Requirements. .......................................................  -9-
         5.12     Materials and Equipment. .....................................................................  -9-
         5.13     Documents. ...................................................................................  -9-
         5.14     Review by Resorts. ...........................................................................  -9-
         5.15     Cooperation. ................................................................................. -10-

6.       PURCHASE AND SALE OF THERMAL ENERGY. .................................................................. -10-
         6.1      Purchase and Sale of Thermal Energy. ......................................................... -10-
         6.2      Points of Delivery and Return. ............................................................... -10-
         6.3      Point of Transfer, Risk of Loss. ............................................................. -10-
         6.4      Delivery Specifications. ..................................................................... -10-
         6.5      Treatment of Condensate and Chilled Water. ................................................... -10-

7.       OUTAGES; TERMINATION RIGHT FOR NON-PERFORMANCE; AND LIQUIDATED DAMAGES. ............................... -10-
         7.1      Scheduled Outages. ........................................................................... -10-
         7.2      Mitigation for Temporary Outages. ............................................................ -11-
         7.3      Resorts' Right to Secure an Alternate Source of Thermal Energy During an Interruption in
                  Service. ..................................................................................... -11-

         7.4      Thermal Energy Production Facilities Non-Performance. ........................................ -11-
         7.5      Resorts' Non-Performance Termination Rights. ................................................. -11-
         7.6      Liquidated Performance Damages. .............................................................. -12-
         7.7      Alternative Supply of Thermal Energy. ........................................................ -12-

8.       CHARGES AND PAYMENTS. ................................................................................. -12-
         8.1      Charges for Heating and Cooling Service. ..................................................... -12-
         8.2      Adjustment in Thermal Energy Monthly Charges. ................................................ -12-
         8.3      Payments; No Set-Off. ........................................................................ -13-
         8.4      Invoice  and  Payments. ...................................................................... -13-
         8.5      Statement Detail. ............................................................................ -13-
         8.6      Delinquent Payments. ......................................................................... -13-

9.       METERING. ............................................................................................. -13-
         9.1      Metering Equipment. .......................................................................... -13-
         9.2      Verification. ................................................................................ -13-
         9.3      Meter Failure. ............................................................................... -14-

10.      REPRESENTATIONS AND WARRANTIES. ....................................................................... -14-
         10.1     Marina Representations. ...................................................................... -14-
                  (a.)     Limited Liability Company Status. ................................................... -14-
                  (b.)     Limited Liability Company Consents. ................................................. -14-
                  (c.)     Binding Obligation. ................................................................. -14-
                  (d.)     Governmental Approvals. ............................................................. -14-
                  (e.)     No Conflicts. ....................................................................... -14-
         10.2     Resorts Representations. ..................................................................... -14-
                  (a.)     Corporate Status. ................................................................... -15-
                  (b.)     Corporate Consents. ................................................................. -15-
                  (c.)     Binding Obligation. ................................................................. -15-
                  (d.)     Governmental Approvals. ............................................................. -15-
                  (e.)     No Conflicts. ....................................................................... -15-

11.      INDEMNIFICATION, INSURANCE AND MARINA PARENT GUARANTY. ................................................ -15-
         11.1     Marina's Indemnity. .......................................................................... -15-
         11.2     Resorts' Indemnity. .......................................................................... -16-
         11.3     Marina's Insurance. .......................................................................... -16-
         11.4     Resorts' Insurance. .......................................................................... -16-
         11.5     Evidence  of  Insurance. ..................................................................... -16-
         11.6     Marina Parent Guaranty. ...................................................................... -16-

12.      RESORTS' PURCHASE OPTION. ............................................................................. -17-

13.      RESORTS' FINANCING. ................................................................................... -17-
         13.1     Resorts Financing. ........................................................................... -17-
         13.2     Marina to Execute Documents. ................................................................. -18-

14.      GAMING REGULATORY MATTERS. ............................................................................ -18-
         14.1     General. ..................................................................................... -18-
         14.2     Early Termination by Gaming Regulator. ....................................................... -18-

         14.3     New Jersey Casino Control Commission. ........................................................ -18-
         14.4     Vendor Registration; Non-Discrimination. ..................................................... -18-

15.      DEFAULT. .............................................................................................. -19-
         15.1     Marina Default. .............................................................................. -19-
         15.2     Resorts Default. ............................................................................. -19-

16.      REMEDIES. ............................................................................................. -20-
         16.1     Marina's Remedies. ........................................................................... -20-
         16.2     Resorts' Remedies. ........................................................................... -20-
         16.3     Limitations on Marina's Damages. ............................................................. -21-
         16.4     Limitation on Consequential Damages. ......................................................... -21-

17.      FORCE MAJEURE. ........................................................................................ -21-
         17.1     Suspension of Performance. ................................................................... -21-
         17.2     Termination   by   Reason   of   Force   Majeure. ............................................ -21-

18.      TERMINATION. .......................................................................................... -21-
         18.1     Termination Events. .......................................................................... -21-
         18.2     Payment by Resorts of Stipulated Value or Termination Payment. ............................... -22-
                  (a.)     If the Improvements are Completed. .................................................. -22-
                  (b.)     If the Improvements are not Competed. ............................................... -22-
         18.3     Surrender of Production Facilities Upon Termination. ......................................... -22-

19.      MISCELLANEOUS. ........................................................................................ -23-
         19.1     Resolution of Certain Disputes. .............................................................. -23-
                  (a.)     Agreement to Arbitrate. ............................................................. -23-
                  (b.)     Rules of Arbitration. ............................................................... -23-
                  (c.)     Location. ........................................................................... -23-
                  (d.)     Number of Arbitrators. .............................................................. -23-
                  (e.)     Successor Arbitrator. ............................................................... -23-
                  (f.)     Applicable Law. ..................................................................... -24-
                  (g.)     Notice. ............................................................................. -24-
                  (h.)     Evidence; Record. ................................................................... -24-
                  (i.)     Costs. .............................................................................. -24-
                  (j.)     Agreement Controlling. .............................................................. -24-
                  (k.)     Continued Performance. .............................................................. -24-
         19.2     Assignments Generally. ....................................................................... -24-
         19.3     Notice. ...................................................................................... -25-
         19.4     Estoppel Certificates. ....................................................................... -25-
         19.5     Confidentiality. ............................................................................. -25-
         19.6     Counterparts. ................................................................................ -25-
         19.7     Severability. ................................................................................ -25-
         19.8     Independent Contractor Status. ............................................................... -26-
         19.9     Governing Law. ............................................................................... -26-
         19.10    Entire  Agreement. ........................................................................... -26-

LIST OF SCHEDULES

Schedule 1        -        Technical Specifications and Points of Delivery
Schedule 2        -        Thermal Energy Monthly Charges and Thermal Energy
                           Usage Charges
Schedule 2A       -        Phase II Improvements
Schedule 3        -        Scope of Work
Schedule 4        -        Marina's Insurance
Schedule 5        -        Stipulated Value Payments Schedule
Schedule 6        -        Construction Schedule
Schedule 7        -        Design and Construction of Thermal Energy Production
                           Facilities Improvements
Schedule 8        -        Marina Estoppel
Schedule 9        -        Resorts' Estoppel
Schedule 10       -        Termination for Convenience Payments Schedule
Schedule 11A      -        Thermal Energy Production Facilities Equipment List
Schedule 11B      -        Equipment That Is Excluded from the Production
                           Facilities
Schedule 12       -        Operations Guaranty Agreement
Schedule 13       -        Sub-Meters
Schedule 14       -        Tools

                        THERMAL ENERGY SERVICES AGREEMENT

     THIS THERMAL ENERGY SERVICES AGREEMENT ("Agreement") is entered into as of the __ day of April 2002 (the "Effective Date"), by and between Marina Energy, LLC, a New Jersey limited liability company ("Marina"), and Resorts International Hotel, Inc. a New Jersey corporation ("Resorts").

                                    RECITALS:

     Marina is engaged in the business of producing and selling energy in the form of steam and chilled water; and

     Resorts operates the Resorts International Hotel located at Boardwalk & North Carolina Avenue, Atlantic City, New Jersey, (as the same may be expanded or improved from time to time, the "Site"); and

     Marina desires to obtain the exclusive right to use Resorts' existing steam and chilled water production facilities located at the Site and to install additional chilled water facilities at the Site, in order to produce and sell to Resorts all of Resorts' heating and cooling energy requirements for the Site; and

     Marina proposes to provide an essential energy service by providing thermal energy in support of maintaining the Site's climate control systems, life safety systems and customer comfort; and

     Resorts is willing to allow Marina to operate the steam and chilled water production facilities located at the Site on an exclusive basis for the aforestated purposes on the terms and conditions set forth in this Agreement.

                                   AGREEMENT:

     In consideration of the premises and mutual covenants, conditions and agreements hereinabove and hereinafter set forth and such other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Resorts and Marina, each intending to be legally bound, do hereby agree as follows:

1.   DEFINITIONS.   Except as otherwise expressly provided herein, all
capitalized terms used in this Agreement shall have the respective meanings as set forth below:

     1.1    "AAA" has the meaning set forth in Section 19.1 of this Agreement.

     1.2    "Act" has the meaning set forth in Section 14.3 of this Agreement.

     1.3 "Agreement" has the meaning set forth in opening paragraph of this Thermal Energy Services Agreement.

     1.4 "Approved Plans" has the meaning set forth in Schedule 7 of this Agreement.

     1.5 "Billing Month" means any calendar month, or any portion thereof, during which Resorts receives and Marina delivers Thermal Energy to the Site in accordance with the terms and conditions of this Agreement.

     1.6 "Change Order" has the meaning set forth in Schedule 7 of this Agreement.

     1.7 "Construction Schedule" means Schedule 6 attached hereto detailing the construction milestone schedule for completion of the Improvements.

     1.8 "Contractual Obligation" means as to either party to this Agreement, any contract, agreement, indenture, instrument or undertaking to which such party is a party or by which any of its properties is bound or affected.

     1.9 "Defect" means without limitation, any design, engineering, materials, equipment, tool, supply, construction or installation relating to the Improvements which:

            (a.)  does not conform to the Approved Plans; or

            (b.)  is of improper or inferior workmanship or materials; or

            (c.) is inconsistent with the customary standards in the United States for the design and construction of facilities similar to the Improvements and could:

                  (i.) adversely affect the mechanical, electrical, thermal, or structural integrity or life expectancy of the Improvements; or

                  (ii.) adversely affect the continuous efficient, effective or safe operation of the Improvements during the Improvements' design life.

     1.10 "Demand for Arbitration" has the meaning set forth in Section 19.1 of this Agreement.

     1.11 "Design Documents" has the meaning set forth in Schedule 7 of this Agreement.

     1.12 "Effective Date" has the meaning set forth in opening paragraph of this Agreement.

     1.13 "Energy Charges" has the meaning set forth in Section 8.1 of this Agreement.

     1.14 "Excused Delay" means any delay in the performance of Marina's work pertaining to the Improvements, but only to the extent that such delay adversely impacts any critical path items on the Construction Schedule and is caused by
(i) any event of Force Majeure, (ii) a Resorts' Act or Omission, or (iii) a Change Order requested by Resorts.

     1.15 "Expansion Option" has the meaning set forth in Section 5.2 of this Agreement.

     1.16 "Final Completion" has the meaning set forth in Schedule 7 of this Agreement.

     1.17 "Force Majeure" means (i) acts of God, including but not limited to, fire, lightening, earthquakes, hurricanes, storms, and any other natural disaster; (ii) civil disturbance, (iii) acts of terrorism, (iv) changes in law and orders of governmental authorities, and (v) provided it is beyond the parties' control, the failure of any supplier of natural gas, fuel oil or other fuels, electricity, and water to furnish such supplies, in a reasonably timely manner.

     1.18 "Gaming Regulators" has the meaning set forth in Section 14.1 of this Agreement.

     1.19 "Governmental Authority" means the federal government and state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity with authority over any aspect of this Agreement or the performance of any of the obligations hereunder.

     1.20 "Hazardous Materials" means all pesticides, pollutants, contaminants, chemicals, gasoline, petroleum products, asbestos, radioactive materials (including by-product, source and/or special nuclear materials), urea-formaldehyde, flammable explosives, or other hazardous wastes or toxic materials, including, but not limited to, materials now or hereunder subject to regulation as Hazardous Material under any applicable statute, law, regulation, ordinance, rule, judgment, order, decree, legally binding directive or requirement, or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by any Governmental Authority, relating to the environment, health or safety as affected by the environment or any Hazardous Material as now or hereinafter in effect.

     1.21 "Improvement Completion Date" means the date that Marina achieves Final Completion.

     1.22 "Initial Term" has the meaning set forth in Section 2.1 of this Agreement.

     1.23 "Interruption" has the meaning set forth in Section 7.5 of this Agreement.

     1.24 "Lender" has the meaning set forth in Section 18.3 of this Agreement.

     1.25 "Marina" has the meaning set forth in opening paragraph of this Agreement.

     1.26 "Metering Equipment" has the meaning set forth in Section 9.1 of this Agreement.

     1.27 "mmbtu" means a unit of measure of energy equal to 1 million British Thermal Units.

     1.28 "Performance Failure Day" has the meaning set forth in Section 7.5 of this Agreement.

     1.29 "Phase II Improvements" has the meaning set forth in Section 5.2 of this Ageement.

     1.30 "Points of Delivery" means the physical point where Thermal Energy is delivered to Resorts, as more specifically described on Schedule 1 attached hereto.

     1.31 "Points of Return" means the physical point where Marina is anticipated to receive the condensate from Resorts, as more specifically described on Schedule 1 attached hereto.

     1.32 "Production Facilities" means the Thermal Energy Production Facilities and the Thermal Energy Production Facilities Improvements.

     1.33 "Renewal Term" has the meaning set forth in Section 2.2 of this Agreement.

     1.34 "Resorts" has the meaning set forth in opening paragraph of this Agreement.

     1.35 "Resorts' Act or Omission" means an act by Resorts (or its employees, contractors or agents) with respect to the Site, including the Production Facilities, or an omission by Resorts (or its employees, contractors or agents) with respect to the Site other than the Production Facilities, which
(a) is not within the scope of responsibility of Marina pursuant to this Agreement and (b) would reasonably be expected to adversely affect the ability of the Production Facilities to deliver Thermal Energy in conformance with the Thermal Energy Requirements and the Thermal Energy Standards.

     1.36   "Resorts Collateral Assignment" has the meaning set forth in
Section 13.1 of this Agreement.

     1.37 "Resorts' Lender" has the meaning set forth in Section 13.1 of this Agreement.

     1.38   "Scope of Work" means those obligations of Marina as listed on
Schedule 3 attached hereto.

     1.39 "Service Commencement Date" has the meaning set forth in Section 2.3 of this Agreement.

     1.40 "Services" means the operation and maintenance of the Production Facilities and installation of the Improvements by Marina, together with such other energy related services that Marina has agreed to provide to Resorts in accordance with this Agreement.

     1.41   "Site" has the meaning set forth in the Recitals of this Agreement.

     1.42 "Stipulated Value" means, at any point in time during the Initial Term of this Agreement, the amount listed on the Schedule 5 attached hereto.

     1.43   "Term" has the meaning set forth in Section 2.2 of this Agreement.

     1.44 "Termination Payment" has the meaning set forth in Section 12 of this Agreement.

     1.45   "Temporary Loss Mitigation Plan" has the meaning set forth in
Section 7.2 of this Agreement.

     1.46 "Thermal Energy" means, as the context requires, quantities of heating and cooling energy as measured in mmbtu and ton hours, respectively, extracted from the circulating flows of the steam/condensate and chilled water provided to Resorts at the Site in accordance with the delivery specifications set forth on Schedule 1 attached hereto.

     1.47 "Thermal Energy Production Facilities" means the existing chillers, boilers, cooling towers, pumps and all appurtenant equipment thereto, together with any and all parts, supplies and equipment installed at the Site and owned by Resorts, including the equipment specifically identified on Schedule 11A, but excluding the equipment specifically identified on Schedule 11B, attached hereto.

     1.48 "Thermal Energy Production Facilities Improvements" or "Improvements" means (i) the equipment and components installed at the Site by Marina as contemplated in Section 5.2 in order for Marina to provide steam and chilled water to the Resorts under the terms of this Agreement, all as more specifically identified on Schedule 3 attached hereto, (ii) two York 685 Ton Chillers, Model # YKFCFBH5-CUES, Serial Nos. SEKM- 428290 AND SEKM-428170 together with all valves, piping, fittings, gauges, connectors, electrical and other equipment installed in connection therewith, and (iii) the Phase II Improvements installed at the Site by Marina as more specifically identified on
Schedule 2A attached hereto.

     1.49 "Thermal Energy Requirements" means Resorts' peak demand requirements for Thermal Energy at various times during the calender year as more fully set forth on Schedule 1 attached hereto.

     1.50 "Thermal Energy Standards" means the minimum delivery specifications for Thermal Energy as set forth on Schedule 1 attached hereto

     1.51 "Thermal Energy Usage Charges" means the usage charges for Thermal Energy for each Billing Month after the Metering Equipment has been installed and is operational determined in accordance with the usage charges set forth on
Schedule 2 attached hereto.

     1.52 "Third Arbitrator" has the meaning set forth in Section 19.1 of this Agreement.

     1.53   "Tools" has the meaning set forth in Section 5.12 of this Agreement.

     1.54 "Ton Hour" means a measure of the rate of energy transfer in the amount of 12,000 British

Thermal Units per hour.

2.   TERM AND TERMINATION OF AGREEMENT.

     2.1 Term. This Agreement shall be in full force and effect and be legally binding upon the parties and their permitted successors and assigns as of the date hereof and shall remain in effect for a term of 20 years following the Service Commencement Date (the "Initial Term"), unless otherwise terminated as provided herein.

     2.2 Renewal Terms. Resorts shall have the option to extend the Initial Term (the "Renewal Option") for two additional five-year terms (each a "Renewal Term"), which Renewal Option shall be exercisable by written notice delivered by Resorts to Marina not less than six (6) months prior to the expiration of the then Initial Term or Renewal Term, as the case may be. The Initial Term and the Renewal Terms shall be collectively referred to as the "Term."

     2.3 Service Commencement Date. Marina shall commence delivering Thermal Energy to the Site on June 16, 2002 (the "Service Commencement Date").

3.   LICENSE AGREEMENT.

     3.1    Grant of Licenses. Resorts hereby grants to Marina:

            (a.) a non-exclusive license throughout the Term to enter upon the Site in order to inspect and gain access to the Production Facilities;

            (b.) an exclusive license commencing on the Service Commencement Date and continuing thereafter throughout the Term to use, operate, and maintain the Thermal Energy Production Facilities to the extent and for the purposes set forth herein; and

            (c.) a non-exclusive license to use, without interruption, the electrical service, makeup water lines, sewer, ventilation, and fire control system which support the Production Facilities to the extent necessary in the use, operation and maintenance of the Production Facilities.

     The licenses granted in (a.), (b.), and (c.) above will be irrevocable for so long as this Agreement remains in effect and Marina is not in default of any of its obligations hereunder. In exercising the rights granted to it hereunder, Marina shall at no time interfere with the business operations of Resorts at the Site including, without limitation the operation of the casino-hotel located at the Site.

     3.2 Consideration for Licenses. In consideration for the licenses granted to Marina by Resorts under Section 3.1 above, Marina will pay Resorts $10.00 on or before the Service Commencement Date.

     3.3 Rights of Resorts Before the Service Commencement Date. Notwithstanding anything herein contained to the contrary, until the Service Commencement Date, Resorts shall retain the exclusive right to use, operate, and maintain the Thermal Energy Production Facilities and Marina may not act in any way whatsoever so as to interfere with the use, operation and maintenance by Resorts of the Thermal Energy Production Facilities, provided that Resorts shall cooperate with Marina to permit the transition to Marina of the operating responsibilities for the Thermal Energy Production Facilities by the Service Commencement Date.

     3.4 Rights of Resorts After the Service Commencement Date. After the Service Commencement Date, Resorts, its agents, employees and representatives, shall have the right to enter the Production Facilities to inspect the same, to deal with emergencies affecting the Site, to post such notices as may be permitted or required by law, to prevent the perfection of liens against Resorts' interest in the Production Facilities, to grant easements or rights-of-way which do not unreasonably interfere with the provision of the Services by Marina or for any other purpose as Resorts may require in connection with the operation, maintenance or ownership of the Site; provided, however, as a result thereof Resorts shall use reasonable efforts not to interfere with Marina's provision of the Services. Resorts and its agents and representatives shall also have reasonable access at all times to all Production Facilities operations and any documents, materials and records and accounts reasonably relating to the operation and maintenance of the Production Facilities for purposes of inspection and review. Upon the request of Resorts, and its agents and representatives, Marina shall make available to Resorts and provide them with reasonable access to any operating data and all operating logs, including without limitation, all operational records within three business days following each such request.

     3.5 Rights of Marina. From and after the Service Commencement Date, Marina shall retain the exclusive right (subject only to Resorts' access and inspection rights reserved by this Agreement) to use, operate and maintain the Production Facilities and Resorts may not act in any way whatsoever so as to interfere with the use, operation and maintenance by Marina of the Production Facilities. Additionally, Marina shall retain in all cases including Events of Default, the property rights to the Improvements, subject to the provisions of
Section 18.3.

4.   EASEMENTS.    Resorts shall grant, or cause to be granted, to Marina all rights-of-way, access rights, easements, licenses, and other rights with respect to the Site as may be reasonably necessary for Marina to perform its obligations and exercise its rights hereunder. Resorts shall use commercially reasonable efforts to obtain, or cause to be obtained (in form and substance reasonably satisfactory to Marina) non-disturbance agreements or, if applicable, waivers and consents from each of its mortgagees or landlords with respect to all rights of way, access rights, easements, licenses and other property rights which Marina is obligated to provide or cause to be provided to Marina pursuant to this Article 4.

5.   PRODUCTION FACILITIES, IMPROVEMENTS AND RELATED REQUIREMENTS.

     5.1 Thermal Energy Production Facilities. From and after the Service Commencement Date, Marina will operate and maintain the Thermal Energy Production Facilities in accordance with the Scope of Work so as to produce and deliver Thermal Energy to Resorts at the agreed upon Points of Delivery in accordance with the Thermal Energy Requirements and the Thermal Energy Standards.

     5.2 Thermal Energy Production Facilities Improvements. In accordance with Schedules 1, 3 and 6 attached hereto, Marina will engineer, permit, construct, finance, operate and maintain the Improvements so as to produce and deliver Thermal Energy to Resorts at the agreed upon Points of Delivery in accordance with the Thermal Energy Requirements and the Thermal Energy Standards. At Resorts' option (the "Expansion Option"), Marina will increase the capacity of Thermal Energy being delivered to the Site by installing the equipment and components listed on the attached Schedule 2A (the "Phase II Improvements"). The Phase II Improvements will be deemed part of the "Improvements." If and when Resorts exercises the Expansion Option, the Scope of Work will be automatically amended to reflect the Phase II Improvements work. Marina's obligation to install the Phase II Improvements is conditioned upon Resorts providing Marina with such additional physical space at the Site as is necessary for Marina to complete any required additions to the Production Facilities as a result of such additional Thermal Energy requirements of Resorts.

     5.3 Production Facility Operation. Marina, at its sole cost and expense, will use, operate and maintain the Production Facilities in a manner which meets or exceeds good industry practice, and secure and maintain all permits necessary for the use, operation, maintenance and repair of the Production Facilities. Not later than six months prior to the projected Improvement Completion Date, Resorts and Marina shall develop mutually agreeable written operating procedures to serve as guidelines for such operating aspects of mutual interest as the parties may agree upon. Such procedures (i) shall not override any other provisions of this Agreement, (ii) shall not require Marina to change the design or construction of the Production Facilities, and (iii) may be revised by the parties by further written agreement at any time. The procedures shall establish a means of continuous communication between Resorts and Marina. The procedures may include planning arrangements, information sharing, joint short-term and long range planning arrangements for performing concurrent maintenance and improvements, emergency notification and response procedures for Production Facilities forced outages and upsets, and designation of decisional authority levels for responding to emergencies.

     5.4    Maintenance, Repair and Replacement.

            (a.) Marina shall, at its sole cost and expense, maintain, repair, overhaul and replace the Production Facilities, including repairs or replacements necessitated by such equipment exceeding its useful life or by casualty (regardless of whether such casualty is caused by a Force Majeure event); provided, however, Marina shall not be obligated to (i) repair damage to the Thermal Energy Production Facilities as a result of casualty that is not covered by the insurance policies Marina is required to maintain under this Agreement or (ii) repair, overhaul or replace any of the six boilers, cooling towers, or underground storage tanks identified on Schedule 11A when such repair, overhaul or replacement is necessitated by any such boiler, cooling tower or underground tank exceeding its useful life.

                  (i.) A boiler shall be deemed to have exceeded its useful life when (A) it fails to consistently achieve its performance requirements (except if such failure is caused by Marina's failure to properly maintain the boiler as required by this Agreement), (B) the applicable insurance carrier requires replacement for continuing coverage, (C) it suffers a major shell failure or tube sheet failure, or (D) over 50% of the heating tubes fail. If a boiler exceeds it useful life, Marina shall, at the direction and expense of Resorts, either (X) decommission the boiler in place; (Y) replace the boiler; or (Z) continue to maintain and repair the boiler.

                  (ii.) A cooling tower shall be deemed to have exceeded its useful life when it suffers a major failure of the housing, the pan, or of the structural support steel. If a cooling tower identified on Schedule 11A exceeds its useful life, Marina shall, at the direction and expense of Resorts, replace the cooling tower or continue to maintain and repair the cooling tower.

            (b.) In the event Marina is required to replace any of the three heat exchangers located in the boiler room, Resorts shall reimburse Marina for one-half of the cost of the new heat exchangers.

     5.5 Communications. Resorts and Marina shall maintain open daily communications to share information regarding operation of the Production Facilities so that Resorts and Marina can better coordinate provision of the Services. Among the items to be addressed by such communications are matters relating to the scheduling of maintenance and Resorts' expected Thermal Energy Requirements levels. In addition, at least on a quarterly basis, Resorts and Marina shall attend consultation meetings to review the preceding quarter's activities, discuss any anticipated problems, and provide a forecast of steam, hot water and chilled water needed by Resorts for the next four quarters. Such forecasts will be provided for planning purposes only.

     5.6 Environmental Compliance. Marina shall not treat, store or dispose of any Hazardous Materials at or on the Site; with the exception that Marina may accumulate such Hazardous Materials as allowed under applicable laws and regulations for off-site treatment, storage or disposal and Marina may store commercial products purchased for use in connection with the Production Facilities which contain Hazardous Materials so long as such storage complies with all applicable environmental laws. Unless caused by an act or omission of Marina, its employees, officers, contractors or agents, Marina will not be liable for pollution caused by the existing underground storage tanks listed on
Schedule 11A.

     5.7    Facility Ownership.

            (a.) Title to the Thermal Energy Production Facilities shall remain with Resorts and Marina shall not remove, alter (except as otherwise required or permitted under this Agreement), or permit any lien to exist on such Thermal Energy Production Facilities.

            (b.) Title to the Thermal Energy Production Facilities Improvements shall remain with Marina, subject to the terms of this Agreement.

            (c.) Marina will maintain the Production Facilities free from any bonds, liens, or encumbrances, including liens or encumbrances arising out of the work performed, materials furnished, or obligations incurred by or at the direction of Marina, and shall protect, defend, indemnify, and hold Resorts harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of the same or in connection therewith as more particularly set forth in Section 11.1 below.

            (d.) Marina shall give Resorts notice at least five business days prior to the commencement of any construction or installation work within the Production Facilities (or such additional time as may be necessary under applicable laws) to afford Resorts the opportunity of posting and recording appropriate notices of non-responsibility. Marina shall remove any such lien or encumbrance by bond or otherwise within 20 days after notice by Resorts and if Marina fails to do so, Resorts may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid by Resorts shall be due by Marina to Resorts within 30 days after written notice, without limitation as to the other remedies available to Resorts under this Agreement.

     5.8    Subordination.  This Agreement, including the licenses granted in
Section 3 above shall be subject and subordinate to all present and future:

            (a.)  ground or underlying leases of the Site, or portions thereof;

            (b.) mortgages, trust deeds or other encumbrances granted by Resorts with respect to the Site or its interest in the Thermal Energy Production Facilities, or any part thereof;

            (c.) any covenants, conditions and restrictions, reciprocal easement agreements, and other easements related to the Site, granted by Resorts; and

            (d.) renewals, extensions, modifications, consolidations and replacements of any of the foregoing.

     5.9 Resorts' Gas and Fuel Oil Requirements. Commencing on the Improvements Completion Date and continuing throughout the Term, Marina shall be responsible for establishing and coordinating the sub-metering of natural gas and fuel oil service to the Production Facilities and Marina shall grant a credit to Resorts on a monthly basis equal to the total cost of such natural gas and fuel oil delivered to the Production Facilities, including but not limited to commodity costs, transportation charges, balancing charges, surcharges, and taxes. Resorts shall provide Marina with timely copies of its natural gas and fuel oil bills. The parties intend that Resorts shall remain the customer of record for all natural gas and fuel oil service to the Site and be responsible for paying all of the costs of natural gas and fuel oil delivered to the Site. Marina covenants to install the meters as listed on the attached Schedule 13 prior to the Improvement Completion Date.

     5.10 Resorts' Electric Requirements. Commencing on the Improvements Completion Date and continuing throughout the Term of this Agreement, Marina shall be responsible for establishing and coordinating the electric sub-metering of electric service to the Production Facilities and Marina shall grant a credit to Resorts on a monthly basis equal to the total cost of such electricity delivered to the Production Facilities, including but not limited to the costs of generation, transmission, distribution, surcharges, and taxes. Resorts shall provide Marina with timely copies of its electric bills. The parties intend that Resorts shall remain the customer of record for all electric service to the Site and be responsible for paying all of the costs of delivering electricity to the Site.

     5.11 Resorts' Water and Sewer Requirements. Resorts will, at its costs, be responsible for providing the make-up water associated with the water requirements and effluent sewerage discharge of the Production Facilities. For the first 12 months after the Service Commencement Date, Marina will provide the labor associated with testing, licensing, and permitting of the potable water system servicing the Site at no cost to Resorts. Any other cost associated with licensing, operations, and maintenance of the potable water system shall be at Resorts cost. All licenses and permits related to the potable water system will be issued in Resorts' name.

     5.12 Materials and Equipment. Marina acknowledges that Resorts owns the tools and equipment listed on the attached Schedule 14 (collectively, the "Tools"). Resorts agrees to allow Marina to use the Tools to service the Production Facilities until the expiration or sooner termination of this Agreement, and Marina acknowledges receipt of the Tools. At the expiration or sooner termination of this Agreement, Marina will return the Tools to Resorts in their current condition, reasonable wear and tear excepted. Prior to returning the Tools to Resorts, Marina will repair any damaged Tools and will replace any Tools that are lost or damaged beyond repair.

     Other than title to the Improvements, title to all materials, equipment, supplies, consumables, spare parts and other items purchased or obtained by Marina in accordance with this Agreement in connection with the construction, operation or maintenance of the Production Facilities shall pass immediately to and vest in Marina upon the passage of title from the vendor or supplier thereof, provided, however, that upon the earlier of the expiration of the Term or earlier termination of this Agreement, subject only to the payment in full of the Energy Charges, title to all such materials, equipment, supplies, consumables, spare parts and other items purchased or obtained by Marina in connection with the construction, operation or maintenance of the Production Facilities shall immediately and automatically and without the need for any further documentation, vest in Resorts. At Resorts' request, Marina shall promptly execute any and all documents requested by Resorts to effectuate such transfer of title. If Marina fails to execute any such documents, Marina hereby appoints Resorts as Marina' attorney-in-fact coupled with an interest to execute any such documents as may be necessary or desired by Resorts to effectuate the transfer of title from Marina to Resorts. Marina shall retain, in all cases including Events of Default, the property rights to the Improvements, subject to the provision of Section 18.3.

     5.13 Documents. All materials and documents prepared or developed by Marina or its employees, representatives or contractors in connection with the Production Facilities or the performance of Services under this Agreement, including all manuals, data, designs, drawings, plans, specifications, reports and accounts, together with any materials and documents furnished to Marina or to its contractors by Resorts, shall be delivered to and become the property of Resorts upon expiration or termination of this Agreement; provided that Marina may retain and use copies of all such materials and documents prepared by Marina.

     5.14 Review by Resorts. All materials and documents prepared or developed by Marina or its employees, representatives or contractors in connection with the Production Facilities or the performance of the Services, including all manuals, data, designs, drawings, plans, specifications, reports and accounts, shall be available for review by Resorts at all reasonable times during development and promptly upon completion of the Improvements and any modifications thereto and throughout the Term. However, Resorts' approval of materials and documents, submitted by Marina shall not relieve Marina of its responsibility to perform its obligations under this Agreement.

     5.15 Cooperation. During any inspection or review of the Production Facilities, Resorts and its agents and representatives shall comply with all of Marina' safety and security procedures, and Resorts and its agents and representatives shall conduct such inspection and reviews in such a manner as to cause minimum interference with Marina' activities. Marina also shall cooperate with Resorts in allowing other visitors access to the Production Facilities under conditions mutually agreeable to the parties.

6.   PURCHASE AND SALE OF THERMAL ENERGY.

     6.1 Purchase and Sale of Thermal Energy. Commencing on the Service Commencement Date and continuing thereafter throughout the Term, Marina will produce and deliver for sale to Resorts, and Resorts will purchase and receive from Marina, all of Resorts' Thermal Energy Requirements for the Site that meets the Thermal Energy Standards as defined in Schedule 1. Marina will not deliver any Thermal Energy produced at the Production Facilities to any person or entity other than Resorts unless approved by Resorts in writing, which approval may be withheld in Resorts' sole discretion.

     6.2 Points of Delivery and Return. Resorts will obtain its Thermal Energy, in the case of heating, by extracting heat from and, in the case of cooling, by transferring heat to, the circulating flows of steam and chilled water that Marina will make available to Resorts at the agreed upon Points of Delivery. Resorts agrees to take and accept the flows of steam and chilled water at such Points of Delivery and return the condensate and chilled water to Marina at the agreed upon Points of Return.

     6.3 Point of Transfer, Risk of Loss. The sale of Thermal Energy shall be deemed to occur at the Points of Delivery and the risk of loss of the circulating medium shall transfer to Resorts at such points and shall transfer back to Marina at the Points of Return.

     6.4 Delivery Specifications. Marina will ensure that the Thermal Energy delivered by Marina at the Points of Delivery satisfies the conditions of temperature and pressure specified in Schedule 1 attached hereto.

     6.5 Treatment of Condensate and Chilled Water. Resorts shall not interfere with, or restrict (other than to extract its Thermal Energy Requirements), or contaminate in any way the flows of steam, condensate or chilled water supplied to or collected from Resorts hereunder. Resorts agrees to compensate Marina for the reasonable costs of treating or replacing any condensate or chilled water that is either contaminated or not returned, after making allowance for reasonable losses occurring within normal operating conditions by Resorts, as reasonably demonstrated by Marina to Resorts. Further, it is agreed that Marina may suspend service if Resorts fails to cure any contamination of steam, condensate or chilled water caused by Resorts, as reasonably demonstrated by Marina to Resorts, within 30 days after being advised in writing by Marina of such contamination, provided, however, that if the nature of such contamination is such that the same cannot reasonably be cured within such 30 day period, Resorts shall not be deemed to be in default if it shall have commenced such cure within such 30 day period and thereafter diligently and continuously prosecutes such cure to completion, and Marina may not suspend service to Resorts during such period of cure.

7.   OUTAGES; TERMINATION RIGHT FOR NON-PERFORMANCE; AND LIQUIDATED DAMAGES.

     7.1 Scheduled Outages. Whenever it shall become necessary for Marina to schedule an outage so that Marina may make repairs, replacements, or changes in the Production Facilities, both parties shall exercise reasonable efforts to coordinate the timing of the scheduled outage, and, in any event, Marina shall give Resorts not less than ten days prior written notice of such outage. Marina shall use reasonable efforts to limit the duration of the outage and to schedule chilled water outages during winter months and steam outages during summer months. Both parties agree to act reasonably and in good faith, recognizing that such outages will, from time to time, be required. Notwithstanding anything herein contained to the contrary, Marina agrees that outages shall not and may not result in the reduction of Thermal Energy services required to continue to maintain and meet Resorts' Thermal Energy Requirements within reasonable levels hereunder.

     7.2 Mitigation for Temporary Outages. Resorts acknowledges that there may be limited periods during the Term when, for various reasons, Marina is unable to deliver Thermal Energy in accordance with the Thermal Energy Standards. Accordingly, for the purpose of mitigating the damages to both Resorts and Marina that might arise by reason of such temporary periods of interruption of service, Resorts and Marina agree that at least 15 days prior to the Service Commencement Date, designated representatives of Resorts and Marina shall adopt, memorialize, and, thereafter, maintain, modify, and revise, as mutually agreed, a definitive written plan (the "Temporary Loss Mitigation Plan"). The Temporary Loss Mitigation Plan will provide that if Marina becomes aware of or has reason to believe that there exist or are likely to exist such conditions and circumstances as will result in an interruption of service, procedures will be followed whereby Marina shall, at its earliest opportunity, notify Resorts of such conditions or circumstances and the potential impact on Marina's ability to satisfy the Thermal Energy Requirements. As soon as practicable upon the receipt of such notification, Marina and Resorts shall take such actions as specified in the Temporary Loss Mitigation Plan, provided, that such actions do not adversely impact Resorts' operations. Consistent with the Temporary Loss Mitigation Plan, such actions may include, but shall not be limited to: (i) reductions in the quantities of outside make-up air (with corresponding reductions in the quantities of exhaust air) in accordance with applicable codes and standards; (ii) the raising or lowering as applicable of temperature set-points by plus or minus two degrees Fahrenheit in occupied common areas and retail spaces; (iii) the raising or lowering as applicable of temperature set-points by plus or minus five degrees Fahrenheit in occupied common areas and retail spaces, and (iv) the shutdown of all unused indoor lighting. This Section does not affect Resorts' rights with respect to Interruptions and Performance Failure Days as set forth in this Agreement.

     7.3 Resorts' Right to Secure an Alternate Source of Thermal Energy During an Interruption in Service. In addition to Resorts' termination and liquidated damage rights as set forth in this Agreement, if at any time during this Agreement, Marina shall fail to deliver the Thermal Energy Requirements or fail to satisfy the Thermal Energy Standards and such failure is, in Resorts' reasonable judgment, attributable to Marina's failure to diligently pursue and implement appropriate corrective actions consistent with the facts and circumstances of the interruption, Resorts may at its option elect to cure Marina's non performance, without being in default of Resorts' obligations under this Agreement, by producing its own Thermal Energy (with or without use of the Production Facilities) or purchasing and accepting deliveries of Thermal Energy from any other source. In such event, Marina shall reimburse Resorts for the excess of any costs if incurred by Resorts to cover over and above Marina's rates and charges hereunder.

     7.4 Thermal Energy Production Facilities Non-Performance. Commencing on the Service Commencement Date and during the Term, upon discovery by either party of the unavailability of the Production Facilities or failure of the Production Facilities to satisfy the Thermal Energy Requirements or the Thermal Energy Standards at any time, such party shall, regardless of the cause thereof, immediately notify the other party, and thereafter Marina shall use diligent efforts, subject to reasonable Production Facilities' operating restrictions, to remedy such Production Facilities unavailability and resume the production and delivery of Thermal Energy which satisfies the Thermal Energy Requirements and the Thermal Energy Standards. Notification pursuant to this Section 7.4 shall be made in person or by telephone call and confirmed in writing.

     7.5 Resorts' Non-Performance Termination Rights. Resorts may terminate this Agreement upon at least 10 business days notice to Marina if either of the following occurs after three months after the Service Commencement Date:

            (a.) There are more than four "Interruptions" in the delivery of Thermal Energy to Resorts in any calender quarter. An "Interruption" means the failure of the Production Facilities to satisfy the Thermal Energy Requirements or the Thermal Energy Standards for at least two hours during any calender day, except if such failure is the direct result of Force Majeure or a Resorts' Act or Omission.

            (b.) There are two or more "Performance Failure Days" in any calender year. A "Performance Failure Day" means any 24-hour period during which the Production Facilities fail to satisfy the Thermal Energy Requirements or the Thermal Energy Standards for more than 8 hours, except if such failure is the direct result of Force Majeure or a Resorts' Act or Omission.

     7.6 Liquidated Performance Damages. Marina acknowledges and understands that Resorts shall incur substantial losses and damages if the Production Facilities fail to satisfy the Thermal Energy Requirements or the Thermal Energy Standards. Accordingly, commencing on the later of the 91st day after the Service Commencement Date or the achievement of milestone #13 on the Construction Schedule ("Install new controls and meters") and continuing through the Term, Marina will pay Resorts liquidated performance damages for Interruptions or Performance Failure Days, as follows:

            (a.) one-thirtieth (1/30th) of the then Operation and Maintenance Monthly Fee for each Interruption; and

            (b.)  $100,000 for each Performance Failure Day.

The liquidated performance damages required to be paid by Marina in this Section are limited to $200,000 per calender year. Since the exact amount of Resorts' losses and damages due to the failure of the Production Facilities to satisfy the Thermal Energy Requirements or Thermal Energy Standards are not readily ascertainable, the amounts set forth in this Section constitute agreed damages and are not a penalty.

     7.7 Alternative Supply of Thermal Energy. In addition to the other requirements of this Article, if Marina or Resorts reasonably anticipates that any interruption in Marina's ability to consistently satisfy the Thermal Energy Requirements or the Thermal Energy Standards will continue for more than two days, then such party shall deliver written notice to the other party, and promptly thereafter, Marina shall provide temporary cooling or heating, as applicable, for the Production Facilities that is capable of consistently satisfying the Thermal Energy Requirements and the Thermal Energy Standards, for the expected duration of such interruption. Unless the interruption was caused by a Resorts' Act or Omission, Marina shall be responsible for the costs related to providing the alternative supply of Thermal Energy.

8.   CHARGES AND PAYMENTS.

     8.1 Charges for Heating and Cooling Service. For each Billing Month during the Term, Resorts shall pay Marina the applicable Operation and Maintenance Monthly Fee set forth in Schedule 2 attached hereto. For each Billing Month during the Term after the Metering Equipment is installed and operating, Resorts shall pay Marina the applicable and Thermal Energy Usage Charges for Thermal Energy set forth in Schedule 2 attached hereto. If the calculation of the Thermal Energy Usage Charges for any Billing Month results in a negative amount, Resorts will be entitled to a credit, in an equal amount, against the "Energy Charges" (as defined below). The credit will be reflected in the invoice for the Billing Month in which the credit was earned.

     For each Billing Month during the Initial Term, Resorts will pay to Marina the Capacity Charges set forth on Schedule 2 attached hereto. The Operation and Maintenance Monthly Fee, the Thermal Energy Usage Charges and the Capacity Charges are collectively referred to as the "Energy Charges."

     8.2 Adjustment in Thermal Energy Monthly Charges. If Resorts exercises the Expansion Option,

Marina shall provide such additional Thermal Energy requirements to Resorts to serve the expansion under the rates, terms, and conditions set forth in Schedule
2. The increase to the Capacity Charges and the Operation and Maintenance Monthly Fee as a result of the Phase II Improvements will be reflected in the invoice for the first Billing Month after the Phase II Improvements are installed and operating.

     8.3 Payments; No Set-Off. Payment of the Energy Charges are conditioned on Marina's ability to deliver to Resorts at the Points of Delivery the full Thermal Energy Requirements of Resorts under this Agreement, but, subject to the provisions of this Agreement, shall not otherwise be subject to any set-off, counterclaim, abatement, or diminution. If Marina is unable to deliver to Resorts when required any quantity of Thermal Energy, then the applicable Energy Charges shall be adjusted to pro rate for such deficiency.

     8.4 Invoice and Payments. Within 15 days after the end of each Billing Month, Marina shall send Resorts a detailed invoice setting forth the applicable Thermal Energy Usage Charges for the previous Billing Month. Payment of the applicable Thermal Energy Usage Charges, less any credits or rebates due to Resorts pursuant to this Agreement, will be due and payable within 30 days of receipt by Resorts of the invoice from Marina, or the first business day following such day if such day is not a business day. The Capacity Charges shall be payable monthly in advance on the first day of each month during the Initial Term. The Operation and Maintenance Monthly Fee shall be payable monthly in advance on the first day of each month during the Term. Resorts shall have the right, at reasonable hours, to examine the testing records and meter reading charts of Marina to the extent reasonably necessary to verify the accuracy of any invoice. If any such examination reveals any error or inaccuracy in Marina's invoice, then proper adjustment and correction thereof shall be made as promptly as practicable thereafter.

     8.5 Statement Detail. Each statement issued by Marina to Resorts shall itemize:

            (a.) The Capacity Charges, the Operation and Maintenance Monthly Fee, the Capacity Charges for Expansion of Chilled and Steam Facilities Fee (if any), and the Thermal Energy Usage Charges for the preceding month;

            (b.) the quantity, cost, and credit due Resorts for natural gas, electricity, fuel oil, make-up water and waste water used at the Production Facilities for the Billing Month.

     Any portion of the fees not invoiced because Marina does not have the requisite billing information available at the time of Marina's statement, may be included in the invoice for the next month.

     8.6 Delinquent Payments. Any invoice tendered for service rendered hereunder shall be deemed delinquent if not paid within 30 days after it is due. The outstanding balance of any delinquent invoice shall accrue interest from the date due until paid at the prime rate then in effect as published in the Wall Street Journal or comparable publication, plus one percent (1%) per annum.

9.   METERING.

     9.1 Metering Equipment. On or before December 1, 2002, Marina will furnish, install, and maintain for the Term of this Agreement, without charge to Resorts, all of those sub-meters listed on Schedule 13, attached hereto plus all other required meters, instruments, recording devices, and other related data logging equipment required to measure and record all Thermal Energy delivered to Resorts and natural gas, fuel oil, an electricity used by the Production Facilities other than meters owned by public utility companies (collectively, the "Metering Equipment").

     9.2 Verification. Marina shall verify Metering Equipment accuracy at least once each calendar year using commercial reasonable testing protocols approved in writing by Resorts. Resorts will be given prior written notice of the date on which Marina will conduct the metering equipment accuracy testing. If there is an error in the metering equipment greater than +/- 1% of full scale, then an adjustment shall be made to the billings, which were rendered for all months since the date of the last accuracy verification. The adjustment to the billings shall be computed based on the assumption that the metering equipment had uniformly progressed from the allowable +/- 1% error at the time of the last accuracy test to the then existing percentage error. Resorts' account balance on the next bill will be adjusted to reflect this calculation.

     9.3 Meter Failure. Should any Metering Equipment fail to register during any period of time, the amount of Thermal Energy or electricity delivered or consumed, as the case may be during such period, will be estimated based on the amounts previously delivered or consumed, as the case may be, during similar periods under substantial similar conditions, unless meter readings are available from other meters at the Site.

10.  REPRESENTATIONS AND WARRANTIES.

     10.1   Marina Representations. Marina hereby represents and warrants that:

            (a.) Limited Liability Company Status. It is a limited liability company duly formed, validly existing and in good standing under the laws of the state of its formation and has all requisite limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

            (b.) Limited Liability Company Consents. Marina has or will obtain all necessary limited liability company approvals for the execution and delivery of this Agreement and the performance of its obligations hereunder;

            (c.) Binding Obligation. This Agreement is a legal, valid and binding obligation of Marina enforceable against Marina in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies herein is subject to:

                  (i.) bankruptcy and other similar laws of general application affecting rights and remedies of creditors, and
                  (ii.) the application of general principals of equity (regardless of whether considered in a proceeding in equity or at law);

            (d.) Governmental Approvals. To the best knowledge of Marina, as of the date of execution hereof, no governmental approval (other than any governmental approvals which have been previously obtained or disclosed, in writing, to Resorts), is required to authorize, or is required in connection with the execution, delivery and performance of this Agreement or the performance of Marina's obligations hereunder which Marina has reason to believe that it will be unable to obtain in due course; and

            (e.) No Conflicts. Neither the execution nor delivery of this Agreement by Marina nor compliance by Marina with any of the terms and provisions hereof:

                  (i.) conflicts with, breaches or contravenes the provisions of the certificate of formation or operating agreement of Marina or any Contractual Obligation of Marina, or
                  (ii.) results in a condition or event that constitutes (or that, upon notice or lapse of time or both, would constitute) an event or default under any Contractual Obligation of Marina.

     10.2 Resorts Representations. Resorts hereby represents and warrants that:

            (a.) Corporate Status. It is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

            (b.) Corporate Consents. Resorts has or will obtain all necessary corporate approvals for the execution and delivery of this Agreement and the performance of its obligations hereunder;

            (c.) Binding Obligation. This Agreement is a legal, valid and binding obligation of Resorts enforceable against Resorts in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies herein is subject to:

                  (i.) bankruptcy and other similar laws of general application affecting rights and remedies of creditors and
                  (ii.) application of general principals of equity (regardless of whether considered in a proceeding in equity or at law);

            (d.) Governmental Approvals. To the best knowledge of Resorts, as of the date of execution hereof, no governmental approval (other than any governmental approvals which have been previously obtained or disclosed, in writing, to Marina) is required to authorize, or is required in connection with the execution, delivery and performance of this Agreement or the performance of Resorts' obligations hereunder which Resorts has reason to believe that it will be unable to obtain in due course.

            (e.) No Conflicts. Neither the execution and delivery of this Agreement by Resorts nor compliance by Resorts with any of the terms and provisions hereof:

                  (i.) conflicts with, breaches or contravenes the provisions of the corporate charter of Resorts or any material Contractual Obligation of Resorts; or
                  (ii.) results in a condition or event that constitutes (or that, upon notice or lapse of time or both, would constitute) an event of default under any Contractual Obligation of the Resorts.

11.  INDEMNIFICATION, INSURANCE AND MARINA PARENT GUARANTY.

     11.1 Marina's Indemnity. Marina hereby agrees to defend, indemnify and hold harmless Resorts, its employees, officers, shareholders, directors, and agents from and against any and all claims, demands, suits, actions, recoveries, judgments, and costs and expenses in connection therewith (including, without limitation, reasonable attorneys' fees and expenses), made, brought or obtained on account of the loss of life, property, or injury or damage to the person or tangible property of any person or persons whomsoever, arising out of or in connection with:

            (a.) Marina providing Services and Thermal Energy under this Agreement;

            (b.) Marina's or its employees' subcontractors, use, operation, and maintenance of the Production Facilities, or any act required of or omission by Marina, or any agent or employee of Marina under this Agreement or in connection therewith;

            (c.) any and all claims and liability resulting from encumbrances, liens, or claims placed on the Site or the Production Facilities by Marina or its members and their respective officers, directors, employees, agents, contractors, subcontractors, or lenders;

            (d.) any and all claims of any nature and liability of any nature arising from environmental, health, safety or land use violations or hazards on, affecting or related to the Production Facilities after the Service Commencement Date, except to the extent Marina demonstrates that such violations, hazards or conditions existed prior to the Service Commencement Date or such violations, hazards or conditions are due to the acts of Resorts, its respective officers, directors, employees, agents, contractors, subcontractors, or assignees or any third party not employed by or under contract with Marina in connection with Marina's performance of its obligations pursuant to this Agreement; and

            (e.) any claim or liabilities resulting from a breach by Marina of a covenant, representation, and warranty in this Agreement; and

            (f.) any act required of or omission by Marina, or any agent or employee of Marina, under this Agreement or in connection therewith.

     11.2 Resorts' Indemnity. Resorts hereby agrees to defend, indemnify and hold harmless Marina, its employees, officers, shareholders, directors and agents from and against any and all claims, demands, suits, actions, recoveries, judgments, and costs and expenses in connection therewith (including, without limitation, reasonable attorneys' fees and expenses), made, brought or obtained on account of the loss of life, property, or injury or damage to the person or property of any person or persons whomsoever, arising out of or in connection with;

            (a.)  a Resorts' Act or Omission;

            (b.) encumbrances, liens, or claims placed on the Improvements by Resorts or its members and their respective officers, directors, employees, agents, contractors, subcontractors, or lenders;

            (c.) environmental, health, safety or land use violations or hazards on, affecting or related to the Thermal Energy Production Facilities except to the extent that the hazards or conditions are due to the acts or omissions of Marina, its respective officers, directors, employees, agents, contractors, subcontractors, or assignees; and

            (d.) a breach by Resorts of a covenant, representation, and warranty in this Agreement.

     11.3 Marina's Insurance. Marina shall maintain or cause to be maintained throughout the Term, at its sole cost and expense, the policies of insurance meeting the terms and conditions set forth on Schedule 4 attached hereto.

     11.4 Resorts' Insurance. Commencing on the date of this Agreement and at all times thereafter throughout the Term of this Agreement, Resorts shall maintain, at is sole cost and expense, comprehensive general public liability (including contractual) insurance, in an amount not less than $10 million, with respect to any liability, losses, damages, expenses, claims, actions, judgments and settlement for any personal injury, death or property or economic loss occurring in the Site (exclusive of the Production Facilities) or surrounding premises and arising out of or incident to the operation, maintenance, repair, construction, replacement, or modification of the Site (exclusive of the Production Facilities).

     11.5 Evidence of Insurance. Prior to commencing any construction or delivering any Thermal Energy under this Agreement, Marina and Resorts shall each furnish to the other one or more certificates of insurance evidencing the existence of the coverages set forth in Sections 11.3 and 11.4, respectively and naming the other an additional named insured. Each certificate shall state that the insurance carrier will give Marina and Resorts at least 30 days written notice of any cancellation or material change in the terms and conditions of such policy during the periods of coverage.

     11.6 Marina Parent Guaranty. Within ten days after the execution of this Agreement, Marina will cause its sole member - South Jersey Industries, Inc. - to execute and deliver to Resorts an Operations Guaranty Agreement in the form of Schedule 12, attached hereto.

12. RESORTS' PURCHASE OPTION. Resorts shall have the option, exercisable at any time upon at least 180 days prior written notice to Marina, to terminate this Agreement for convenience and purchase the Improvements and the rights of Marina hereunder. On or before the date of such termination, Resorts shall pay to Marina the appropriate termination payment (the "Termination Payment") set forth in Schedule 10, attached hereto.

13.  RESORTS' FINANCING.

     13.1 Resorts Financing. Resorts or its affiliates may mortgage, collaterally assign, grant a security interest in, pledge or otherwise encumber the Thermal Energy Production Facilities and its interests in this Agreement (each of the foregoing, a "Resorts Collateral Assignment") as security for any loan or financing obtained by Resorts or its affiliates from any party (a "Resorts' Lender"). Resorts acknowledges and agrees that any Resorts Collateral Assignment shall not relieve Resorts of, its obligations to Marina under this Agreement. In no case shall Resorts grant a security interest in the Improvements which are owned by Marina. If Resorts consummates a Resorts Collateral Assignment, then upon delivery of a written notice to Marina from Resorts identifying such Resorts' Lender and its address, Marina shall be automatically bound to Resorts' Lender as follows:

            (a.) If any Resorts' Lender (or any purchaser at a judicial or non-judicial foreclosure sale) shall become the owner of the Production Facilities by reason of foreclosure or by a deed in lieu of foreclosure, then this Agreement shall continue in full force and effect, without necessity for executing a new contract, upon all of the same terms, covenants and provisions contained herein and Marina shall be bound to the new owner and shall attorn to such new owner and recognize such new owner as Resorts hereunder, all subject to the conditions that:

                  (i.) the new owner agrees to be bound to Marina hereunder and to assume and perform all of the obligations of Resorts hereunder; and
                  (ii.) Resorts as a result thereof shall not be released from any of its obligations hereunder.

            (b.) Marina shall deliver a duplicate copy of any notices of default hereunder to Resorts' Lender and Resorts' Lender shall be entitled to exercise all rights and to cure any defaults of Resorts hereunder.

            (c.) Marina shall not terminate this Agreement on account of any default or breach by Resorts unless Marina provides written notice to Resorts' Lender and first provides Resorts' Lender:

                  (i.)   30 days to cure any monetary defaults, or
                  (ii.)  a reasonable opportunity, but not fewer than 90 days, to cure any non-monetary defaults so long as Resorts'
                         Lender shall have commenced to cure such non- monetary default within 30 days after its receipt of the notice of default and thereafter use diligent efforts to cure such non-monetary default.

            (d.) Within 20 business days after the receipt of a written request of Resorts or any Resorts' Lender, Marina shall execute and deliver to Resorts and such requesting party a written statement (i) ratifying this Agreement, (ii) certifying that this Agreement is in full force and effect and has not been modified, assigned, supplemented or amended except by such writings as shall be stated, and (iii) certifying that, to the best of Marina's knowledge, no party is in default under this Agreement and that there are no defenses, set-offs, recoupments or counterclaims against the enforcement of this Agreement by any party hereto except as stated therein.

     13.2 Marina to Execute Documents. Marina shall execute all financial and other information on a confidential basis, consents to assignment and/or acknowledgments of any security as may be reasonably requested by Resorts or Resorts' Lender to give effect to the foregoing.

14.  GAMING REGULATORY MATTERS.

     14.1 General. Marina acknowledges that Resorts and certain of its affiliates are licensed by and otherwise subject to the authority of the New Jersey Casino Control Commission and New Jersey Division of Gaming Enforcement ("Gaming Regulators").

     14.2 Early Termination by Gaming Regulator. Notwithstanding anything to the contrary in this Agreement, Resorts shall have the sole and exclusive right to terminate this Agreement by written notice to Marina, upon the occurrence of any of the following events:

            (a.) Marina's failure to timely apply for, obtain or maintain any and all licenses, permits, and approvals from any Gaming Regulator necessary for Marina to perform under this Agreement and comply with applicable laws;

            (b.) an order or recommendation by any Gaming Regulator requiring or recommending the termination of this Agreement; or

            (c.) the commission by Marina of any act or anything that is or shall be an offense involving moral turpitude under federal, state, or local laws, or which brings into public disrepute, contempt, scandal or ridicule; or which insults or offends the community; or

     14.3 New Jersey Casino Control Commission. Marina shall comply, and shall ensure that all of its employees, principals and agents comply, with any and all applicable requirements of the New Jersey Casino Control Act (the "Act"), as well as the regulations promulgated thereunder, including, but not limited to, any licensing, qualification, vendor registration, women's business enterprise, minority business enterprise or equal employment opportunity requirements imposed thereunder. In addition, it shall be the sole responsibility of Marina to ensure that all of its sub-consultants, subcontractors, vendors and suppliers, and all employees of each of them, comply with these requirements, where applicable, including without limitation, ensuring that all sub-consultants, subcontractors, vendors and suppliers of Marina comply with all applicable vendor registration and licensure requirements, and that the employees, agents and principals of any of them comply with all qualification requirements.

     14.4 Vendor Registration; Non-Discrimination. Each party shall perform all of its respective obligations hereunder in compliance with all applicable laws. Without limiting the foregoing, prior to or contemporaneously with the execution of this Agreement, Marina agrees to complete the vendor registration process and to file with the New Jersey Casino Control Commission any and all reports and maintain all licenses required to be filed or maintained pursuant to the Act or to any rules or regulations promulgated by the New Jersey Casino Control Commission, as the same may be modified, amended or supplemented from time to time. In addition, Marina agrees to provide Resorts with any information which Resorts, in its sole and absolute discretion, deems necessary to (i) enable Resorts to file any such reports, or (ii) maintain any licenses of Resorts required to be filed or maintained pursuant to the Act or any such rules or regulations, or (iii) comply with any regulatory compliance policy (as now in effect or hereafter adopted any as amended from time to time) and with the request of any Gaming Regulator. Marina agrees to comply with all laws, codes and regulations, federal, state or local, the effect of which is to prevent discrimination and foster that which is commonly referred to as affirmative action programs, and will assist Resorts in complying with N.J.A.C. 19:53-1 et seq.

15.  DEFAULT.

     15.1 Marina Default. Anyone of the following events shall constitute an "Event of Default" hereunder with respect to Marina:

            (a.)  In connection with itself or its assets, Marina shall:

                  (i.) apply for or consent to the appointment of or taking of possession by a receiver or liquidator,
                  (ii.) make a general assignment for the benefit of creditors, (iii.) file a petition for relief under the Federal Bankruptcy
                         Code or similar state law, or
                  (iv.) take similar action to commence a proceeding for relief under any other law relating to the bankruptcy, insolvency, reorganization, or winding up of itself or the composition or adjustment of its debts;

            (b.) An action or proceeding shall be commenced, without the application or consent of Marina, in any court of competent jurisdiction for:

                  (i.) the liquidation, reorganization, dissolution, or winding up of Marina of the composition or adjustment of its debts,
                  (ii.) the appointment of a trustee, receiver, liquidator or custodian of Marina or substantially of all its assets, or
                  (iii.) any similar relief under any law relating to Marina's bankruptcy or insolvency, provided such proceeding shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continues unstayed for 90 days;

            (c.) Any representation or warranty made by Marina and contained in this Agreement shall prove to have been incorrect in any material respect when made; or

            (d.)  Marina shall fail to:

                  (i.) timely make any undisputed payment required hereunder, or
                  (ii.) timely deliver the Operations Guaranty Agreement as required by Section 11.6 of this Agreement, or
                  (iii.) comply with any non-payment obligation under this
                         Agreement and shall fail to cure or remedy such default within 30 days following notice and written demand by Resorts to cure the same, or if such failure is not curable within such 30 day period, Marina fails to immediately initiate the actions necessary to cure such failure, and diligently prosecute such actions until cure is effectuated.

     15.2 Resorts Default. Any one of the following events shall constitute an "Event of Default" hereunder with respect to Resorts.

            (a.)  In connection with itself or its assets, Resorts shall:

                  (i.) apply for or consent to the appointment of or taking of possession by a receiver or liquidator,
                  (ii.) make a general assignment for the benefit of creditors, (iii.) file a petition of relief under the Federal Bankruptcy
                         Code or similar state law, or

                  (iv.) take similar action to commence a proceeding for relief under any other law relating to the bankruptcy, insolvency, reorganization, or winding up of itself or the composition or adjustment of its debts;

            (b.) An action or proceeding shall be commenced, without the application or consent of Resorts, in any court of competent jurisdiction for:

                  (i.) the liquidation, reorganization, dissolution, or winding up of the buyer or the composition or adjustment of its debts,
                  (ii.) the appointment of a trustee, receiver, liquidator or custodian of Resorts or substantially all of its assets, or
                  (iii.) any similar relief under any law relating to Resorts'
                         bankruptcy or insolvency, provided such proceeding shall continue undismissed or order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed for 90 days;

            (c.) Any representation or warranty made by Resorts and contained in this Agreement shall prove to have been incorrect in any material respect when made by Resorts; or

            (d.)  Fail to timely make any undisputed payment required hereunder;
                  or

            (e.) Fail to comply with any provision of this Agreement and shall fail to cure or remedy such default within 30 days following notice and written demand by Marina to cure the same, or if such failure is not curable within such 30 day period, Resorts fails to immediately initiate the actions necessary to cure such failure such failure and diligently prosecute such actions until cure is effectuated.

16.  REMEDIES.

     16.1 Marina's Remedies. Upon an Event of Default by Resorts, Marina may declare Resorts to be in material breach of this Agreement and:

            (a.)  if the Event of Default is the failure to pay Energy Charges,

                  (i.) suspend service until Resorts either cures the default or provides Marina with such assurances and security as Marina may reasonably request; or
                  (ii.) terminate this Agreement by written notice to Resorts and obtain payment from Resorts of the applicable Termination Payment; or
                  (iii.) subject to the limitation provided in Section 16.3, seek such relief to which Marina may be entitled at law or equity;

            (b.) if the Event of Default is other than the failure to pay Energy Charges, subject to the limitation provided in Section 16.3, seek such relief to which Marina may be entitled at law or equity other than termination of the Agreement or suspension of Services.

     16.2   Resorts' Remedies. Upon an Event of Default by Marina, Resorts may:

            (a.) to the extent commercially practicable, cure the default by Marina and obtain reimbursement (through direct cash payment, credit, offset or otherwise as Resorts may elect) from Marina for all costs and expenses incurred by Resorts in connection with such cure,

            (b.) terminate this Agreement by written notice to Marina and, at Resorts' option, pay Marina the Stipulated Value, whereupon Marina will transfer title to the Improvements to Resorts, or

            (c.) seek whatever relief to which Resorts may be entitled at law or equity.

     16.3 Limitations on Marina's Damages. Marina acknowledges and agrees that in no event shall Marina be entitled to damages against Resorts for an Event of Default by Resorts in excess of the applicable Termination Payment as of the date of the Event of Default.

     16.4 Limitation on Consequential Damages. Except in the case of willful misconduct or gross negligence, neither Marina nor Resorts, nor their respective officers, officials, partners, agents, employees, subsidiaries, parents or affiliates shall be liable to the other party, or their respective officers, officials, directors, partners, agents, employees, subsidiaries, parents or affiliates for claims for incidental, special, direct or consequential damages of any nature, including lost profits and opportunity costs in connection with or resulting from performance or non-performance of their respective obligations under or in connection with this Agreement. Nothing in this Section 16.4, however, shall limit either party's rights or remedies to recover any direct damages for a breach of this Agreement and liquidated damages as provided in this Agreement.

17.  FORCE MAJEURE.

     17.1 Suspension of Performance. Neither Resorts nor Marina shall be in default in respect of any obligation under this Agreement if the party is unable to perform its obligation by reason of an event of Force Majeure, on the condition that:

            (a.) the suspension of performance shall be commensurate with the nature and duration of the event of Force Majeure and the non-performing party is using its best efforts to restore its ability to perform; and

            (b.) for so long as an event of Force Majeure relieves Marina of its obligation to deliver Thermal Energy to Resorts as required under this Agreement, Resorts may elect, without being in default of its obligations hereunder, to produce its own Thermal Energy or to purchase and accept deliveries of Thermal Energy from any other source.

     17.2 Termination by Reason of Force Majeure. Notwithstanding anything in this Agreement contained to the contrary, if a party's performance is reasonably expected to be suspended for more than one year, the other party may terminate this Agreement upon 30 days written notice to the other, provided (with respect to an event of Force Majeure by Marina) that upon such termination, Resorts is able to generate its own Thermal Energy or to obtain Thermal Energy from a third party. If the Agreement is terminated by reason of Force Majeure, Resorts shall pay the Stipulated Value (less any insurance proceeds, if any, paid to Marina resulting from the Force Majeure event) to Marina, which payment will be due at the time of termination.

18.  TERMINATION.

     18.1 Termination Events. This Agreement shall terminate at the end of the Term and may otherwise be sooner terminated only:

            (a.) By Resorts in accordance with Section 7.5 upon the exercise by Resorts of its non- performance termination right;

            (b.) by Resorts in accordance with Section 15.1 upon the occurrence of an Event of Default by Marina;

            (c.) by Resorts in accordance with Section 12 upon exercise by Resorts of its purchase option;

            (d.) by Resorts in accordance with Section 14.2 if recommended or mandated by the Gaming Regulators;

            (e.) by Marina in accordance with Section 15.2 upon the occurrence of an Event of Default by Resorts; or

            (f.) by either party in accordance with Section 17.2 by reason of Force Majeure.

     18.2   Payment by Resorts of Stipulated Value or Termination Payment.

            (a.) If the Improvements are Completed. If the Improvements have been completed and this Agreement is terminated under subsection (a.), (b.), (d.), (e.), or (f.) of Section 18.1 above, and if not prohibited by the Gaming Regulators, then Resorts will pay Marina the applicable Stipulated Value (less any insurance proceeds received by Marina relating to the event of termination) on or before the termination date.

            (b.) If the Improvements are not Competed. If the Improvements have been not been completed and Resorts is required under this Agreement to pay Marina the Stipulated Value payment or Termination Payment, then Resorts will pay Marina the applicable pro rated Stipulated Value payment or applicable pro rated Termination Payment, as the case maybe. Such payment will be pro rated to reflect the percentage of the Improvements that have been completed prior to termination (less any insurance proceeds received by Marina relating to the event of termination) and will be paid to Marina on or before the termination date.

     18.3 Surrender of Production Facilities Upon Termination. Upon the expiration or earlier termination of this Agreement for any reason, Marina will turn over the Production Facilities to Resorts in good operating order, condition and repair as demanded by prudent engineering and operating practices, and the following transactions shall occur concurrently:

            (a.) If such termination occurs after the Service Commencement Date and any Energy Charges remain unpaid, then Resorts shall pay to Marina an amount equal to the unpaid Energy Charges.

            (b.) If otherwise required by this Agreement, Resorts will pay Marina the applicable Termination Payment or Stipulated Value payment.

            (c.) Marina shall convey to Resorts all of Marina's right, title and interest in the Improvements, all improvements, fixtures, personal property and equipment used in connection therewith, free and clear of all liens and encumbrances; and Marina and any lender of Marina that has a security interest in all or part of the Improvements (a "Lender") shall promptly execute any and all documents reasonably requested by Resorts to effectuate such transfer of title.

            (d.) Marina shall assign to Resorts Marina's interest in any contracts requested by Resorts that relate to the operation and maintenance of the Production Facilities (provided that Resorts shall be under no obligation to request the assignment of any such contracts).

            (e.) Marina shall grant to Resorts the right to enforce any manufacturer's, supplier's, contractor's, subcontractor's, repairman's or other warranty, whether expressed or implied, or other legal rights Marina may have against third parties regarding defects in materials or workmanship relating to the Production Facilities or any portion thereof.

19.  MISCELLANEOUS.

     19.1   Resolution of Certain Disputes.

            (a.) Agreement to Arbitrate. If there is a dispute between the parties, authorized representatives of Marina and Resorts shall meet and use good faith efforts to mutually resolve such dispute by negotiation. If the parties are unable to resolve such dispute by negotiation, then such dispute shall be resolved by arbitration.

            (b.) Rules of Arbitration. Any controversy, dispute or claim between the parties hereunder, which the parties are unable to resolve by negotiation, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), then in effect and to the extent not in conflict with provisions of this Agreement and the provisions of this Section, and no suit at law which seeks to resolve any such controversy, dispute or claim between the parties shall be instituted by either party, except where such suit is instituted to confirm, enforce or collect an arbitration award received pursuant to this Section. However, nothing contained in this Section shall deprive either party of any right to: (i) obtain injunctive relief in any court in the State of New Jersey, on an interim basis if such relief is available under applicable law; or
                  (ii) assert any cross-claim or third-party claim in any suit at law instituted by a third-party.

            (c.) Location. Any controversy, dispute or claim submitted to arbitration shall be settled by arbitration in Atlantic County, New Jersey. Any award entered pursuant to such arbitration shall be binding on both parties.

            (d.) Number of Arbitrators. The controversy or claim to be arbitrated shall be referred to one arbitrator agreed to by the parties; provided, however, that if the parties cannot agree on the selection of such arbitrator such controversy shall be referred to three arbitrators, one to be selected by each party and the third ("Third Arbitrator") also to be selected by the parties, or, in the absence of their agreement, by the two arbitrators selected by the parties, or, in the event such arbitrators cannot agree, by the AAA. The selections to be made by the parties shall be made from the list of the National Panel of Arbitrators maintained by the AAA. The Third Arbitrator shall be qualified to pass on any technical or engineering matters and shall be independent of, and acceptable to, both Marina and Resorts. All decisions and awards shall be made by a majority of the arbitrators, except for decisions relating to discovery as set forth herein.

            (e.) Successor Arbitrator. If any arbitrator dies, or refuses to act, or becomes incapable, incompetent or unfit to act before hearings have been completed or before an award has been rendered, a successor arbitrator may be selected by the party who originally made the selection. The selection of the successor arbitrator shall be made consistent with the selection procedure set forth in the preceding Section.

            (f.) Applicable Law. The arbitrators selected pursuant to this Agreement shall be governed by and apply the laws of the State of New Jersey and federal law, as applicable, in conducting any arbitration proceeding and in making any award.

            (g.) Notice. Notice of a demand for arbitration (hereinafter referred to as a "Demand for Arbitration") of any controversy or dispute submitted by the parties for resolution pursuant to this Section shall be filed in writing with the AAA by the party seeking arbitration and a copy of same shall be served contemporaneously with such filing on the other party. The notice shall state, with specificity, the nature of the dispute and the remedy sought. After such notice has been filed, the parties may make discovery of any matter relevant to such dispute before the hearing, to the extent and in the manner provided by the rules governing the courts of the State of New Jersey. Any question that may arise with respect to the obligations of the parties relative to discovery and/or relative to the protection of the discovery materials shall be referred solely to the sole arbitrator, or if the controversy is before three arbitrators, the Third Arbitrator and its determination shall be final and conclusive. Discovery shall be completed not later than 30 days after filing of the notice of arbitration unless such period for discovery is extended by the Third Arbitrator, upon a showing of good cause by either Party.

            (h.) Evidence; Record. The arbitrators may consider only material which is relevant to the subject matter of any such controversy. A stenographic record shall be made of any arbitration hearing.

            (i.) Costs. Any costs associated with any arbitration under this Section, including, but not limited to, attorneys' fees and witness expenses, shall be paid by the Party against whom an award is entered unless the arbitrators by their award otherwise provide.

            (j.) Agreement Controlling. Arbitration may not be utilized and the arbitrators selected in accordance with this Section shall not possess the authority or power to alter, amend or modify any of the terms or conditions or charges set forth in this Agreement, and further, the arbitrators may not enter any award which alters, amends or modifies the terms, conditions or charges under this Agreement in any form or manner.

            (k.) Continued Performance. Neither party shall suspend or otherwise fail to perform its obligations under this Agreement pending the outcome of such dispute resolution process.

     19.2 Assignments Generally. Neither this Agreement nor any rights, duties, interests or obligations hereunder, may be transferred, pledged or otherwise encumbered or disposed of without the prior written consent of the other party. Notwithstanding the above, Resorts may assign its rights and delegate its obligations under this Agreement to a purchaser of the Production Facilities so long as:

            (a.) such purchaser agrees to assume Resorts' obligations under this Agreement in a document reasonably satisfactory to Marina;

            (b.) all amounts due and payable by Resorts to Marina under this Agreement have been paid or provision for payment thereof by purchaser has been made; and

            (c.) the purchaser shall have a credit rating and overall creditworthiness equal to or better than Resorts had as of the Effective Date of this Agreement.

     Such purchase shall release Resorts of its obligations under this Agreement, as of the date of such assignment.

     19.3 Notice. All notices hereunder shall be sufficient if sent by registered or certified mail postage prepaid, addressed, if to

     Marina:

     Marina Energy, LLC
     South Jersey Plaza
     Folsom, New Jersey 08037

     Attention:   President - Marina Energy, LLC

      and if to Resorts:

     Resorts International Hotel, Inc.
     Boardwalk and North Carolina Avenue,
     Atlantic City, New Jersey 08401

      Attention:  President and Chief Operating Officer

     With a copy to:
     Graham Curtin & Sheridan, P.A.
     4 Headquarters Plaza
     P.O. Box 1991
     Morristown, NJ 07962-1991

     Attention:   Peter Michael Laughlin, Esq.

provided that either Marina or Resorts may by like notice designate any further or different address or addresses or person to which notices shall be sent.

     19.4 Estoppel Certificates. Upon the reasonable prior request by Resorts, Marina shall furnish to Resorts an estoppel agreement substantially in the form set forth as Schedule 8 signed by an individual having the office of vice president or higher in Marina. Upon the reasonable prior request by Marina, Resorts shall furnish to Marina an estoppel agreement substantially in the form set forth as Schedule 9 signed by an individual having the office of vice president or higher in Resorts. Any such certificate so furnished may be relied upon by the requesting party, and any existing or prospective mortgagee, purchaser or lender, and any accountant or auditor, of, from or to the requesting party.

     19.5 Confidentiality. Each of the parties agrees to hold in confidence any information supplied to it by the other and designated in writing as confidential unless the recipient is required to disclose the information as a matter of law, in which case, the recipient shall give the other party prior written notice.

     19.6 Counterparts. This Agreement may be executed in separate and several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     19.7 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction and to the fullest extent permitted by applicable law, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

     19.8 Independent Contractor Status. Marina is, and shall perform its Services under this Agreement as, an independent contractor, and shall not act, nor be deemed to be, an agent, member, employee, partner, joint venturer or legal representative of Resorts. Marina has no authority to assume or create any commitment or obligation on behalf of Resorts or bind Resorts in any respect whatsoever. Subject to the requirements of this Agreement, Marina shall have sole control, supervision, direction and responsibility over its employees and the manner and means of providing Services. Neither Marina nor its employees shall be entitled to any of the benefits, to which employees of Resorts may be entitled, such as group life, health and similar medical plans, savings plans, incentive compensation plans, vacations, sick pay or similar benefits, and Marina shall be solely responsible for the same. Resorts agrees not to solicit for employment or employ any of Marina's employees during the Term.

     19.9 Governing Law. This Agreement shall be construed in accordance with and shall be enforceable under the laws of the State of New Jersey.

     19.10 Entire Agreement. The Agreement constitutes the entire agreement between the parties with respect to the matters contained herein and all prior agreements with respect thereto are superseded hereby. No amendment or modification hereof shall be binding unless duly executed by both parties.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date and day first above written.

     MARINA ENERGY, LLC


     By: /s/ Edward J. Graham
        ---------------------
     Name: Edward J. Graham
     Title: President


     RESORTS INTERNATIONAL HOTEL, INC.


     By: /s/ Audrey S. Oswell
        ---------------------
     Name: Audrey S. Oswell
     Title: President and Chief Operating Officer